Exhibit 99.1
NEWS
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Immediate Release
Zila Reports Fiscal 2007 Second Quarter Financial Results
— Pro-Dentec® Acquisition Provides Growth for Cancer Detection Business —
PHOENIX, March 8, 2007 — Zila, Inc. (Nasdaq GM: ZILA) announced results for its second quarter of fiscal 2007 that ended January 31, 2007. The second quarter acquisition of Professional Dental Technologies, Inc. (“Pro-Dentec®”) provided Zila with a national sales and marketing force that drove strong revenue growth for the Company’s oral cancer detection business.
The second quarter of fiscal 2007 includes two months of Pro-Dentec® performance following its acquisition on November 28; the following are financial highlights of the quarter:
•	Net revenue was $8.3 million compared to net revenue of $1.6 million for the 2006 fiscal second quarter, an increase of 408%. The increase in revenue compared to the same period in fiscal 2006 was primarily due to the acquisition of Pro-Dentec® and its effect on the growth of ViziLite® Plus sales that increased to $1.1 million as we began selling direct to dental offices in the last two months of the quarter.
•	Sequential quarterly revenue increased 493% to $8.3 million from the first quarter of fiscal 2007 primarily due to increased sales from the acquisition of Pro-Dentec®, the continued growth of ViziLite® Plus within dental offices and increased Peridex® sales.
•	Gross margin improved to 59% in the second quarter of fiscal 2007 compared with 51% in the prior year period as a result of the Pro-Dentec® acquisition and improvement in ViziLite® Plus gross margin. Gross profit was $5.0 million in the second quarter compared to $0.8 million in the prior year quarter.
•	Marketing and selling expenses in the second quarter of fiscal 2007 increased to $3.6 million compared with $1.5 million in the prior year quarter driven largely by the effect of the Pro-Dentec® acquisition and increased investment in support of ViziLite® Plus.
•	Research and development spending increased 13% to $1.8 million in the second quarter of 2007 compared with $1.6 million in the 2006 quarter, primarily in connection with spending at Pro-Dentec® and with Zila’s OraTest® program.
•	General and administrative costs increased to $4.0 million in the fiscal 2007 second quarter from $2.6 million in the prior year period, primarily due to the acquisition of Pro-Dentec® and related integration costs, non-cash stock-based compensation expense and increased costs in support of ViziLite® Plus and the OraTest® regulatory program.
•	EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) was $(4.7 million) in the second quarter compared to $(6.5 million) in the prior year quarter.
•	Net loss, inclusive of discontinued operations in each period, was $6.1 million, or $0.11 per fully diluted common share for the 2007 second quarter compared to $7.2 million, or $0.16 per diluted common share for the three-month period ended January 31, 2006.
•	Our cash and cash equivalents were $13.4 million at January 31, 2007 compared to $14.7 million at October 31, 2006.
During the second quarter of fiscal 2007, Zila completed its transition to focus on developing, marketing and selling cancer detection products and technologies. On November 13, 2006 Zila entered into definitive agreements for the private placement of approximately $40 million in common stock, convertible debt instruments and warrants to selected accredited investors. The proceeds of the placement were used to fund the acquisition of Pro-Dentec®, which was completed on November 28, 2006, and to augment existing working capital.
“We are very pleased with the results generated in the first two months of the Pro-Dentec® acquisition, stated Douglas D. Burkett, Ph.D., Zila Chairman, CEO and President. “ViziLite® Plus was integrated into Pro-Dentec’s national sales force and its professional continuing education seminars; the initial sales results and overall performance have exceeded our expectations and our operating plan. The acquisition is providing the synergy that we anticipated in addition to a strong revenue base and cash flow. Our integration effort is proceeding smoothly and we anticipate continued growth of ViziLite® Plus as we complete full training of our national sales force, continued Dr. Burkett.”
“We are also extraordinarily pleased with the growth of insurance reimbursement for ViziLite® Plus during the second quarter. We estimate that reimbursement increased from approximately 10 million covered lives to 13.5 million covered lives during the past 90 days,” stated Dr. Frank Bellizzi, President of Zila Pharmaceuticals.
“In addition, we are pleased to announce that two leading dental insurers, Guardian and an additional un-named insurer, intend to begin providing insurance reimbursement for ViziLite® Plus nationally. Following the implementation of coverage by these leading dental insurers ViziLite Plus coverage will further increase as we work toward mainstream coverage for all individuals with dental insurance in the United States. Our insurance coverage effort is gaining momentum, as is virtually every other measure within our ViziLite Plus business,” stated Dr. Burkett.
The regulatory program for OraTest®, the Company’s next generation oral cancer detection product, advanced during the quarter. The clinical trial enrollment is progressing and is expected to be complete in 2007 followed by submission of the NDA in fiscal 2008. OraTest® program expenses are expected to increase during the intense investment period associated with potential interim analysis and study completion in 2007.
“The current long standing visual methodology for detecting oral cancer is not effective, as supported by statistics that show a rise in deaths from oral cancer while deaths from all other major cancers are decreasing. With Pro-Dentec’s national sales force, professional continuing education seminars and established relationships in the industry, we look forward to establishing ViziLite® Plus, and following FDA approval, OraTest®, as the standard of care for the detection of oral cancer — just as the Pap Smear and PSA tests have become in the detection of cervical and prostate cancers, concluded Dr. Burkett”.
Six Months Ended January 31, 2007
Net sales for the six months ended January 31, 2007 increased 191% to $9.7 million compared to $3.3 million for the comparable period of fiscal 2006. The growth in revenues was driven by the Pro-Dentec® acquisition and the increased ViziLite® Plus net revenues which primarily occurred in the final two months of the period. Gross margin for the six month period was 56%. Net loss attributable to common shareholders for the six-month period was $6.4 million versus $12.3 million in the year ago period. The increase for the fiscal 2007 six-month period results primarily from the gain from the sale of the Nutraceuticals Business Unit offset by the expense on the BDCF Credit Facility and the non-cash loss of $3.8 million for the write-off of unamortized debt financing costs and debt discount upon the repayments of the BDCF Credit Facility and the Industrial Revenue Bonds.
The Company will host a teleconference and webcast to discuss its quarterly results, at 1:30 p.m. PST (4:30 p.m. EST) on March 8, 2007. Interested investors may participate in the teleconference by calling toll-free 866-585-6398 (or 416-849-9626 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.zila.com. For those unable to attend, the website will host an archive of the call for 48 hours.
A telephone playback will be available for 48 hours beginning at 9:30 p.m. PST on March 8, 2007. The playback can be accessed by calling 866-245-6755 (or 416-915-1035 for international callers) and providing passcode 940821.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading oral cancer diagnostic company focused on the prevention and treatment of oral disease:
Zila is dedicated to establishing ViziLite® Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec®, a leading designer, manufacturer and marketer of Soft Tissue Management (STM®) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent® Professional Powered Brush, the Pro-Select3® Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM® products for both in-office and home-care use.
Zila is also focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest®, followed by the development of additional applications of its cancer detection technologies.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006 and our Current Report on Form 8-K filed on December 28, 2006.
Due to the recent divestitures of Zila Swab Technologies, Inc. and Zila Nutraceuticals, Inc., prior year amounts related to these discontinued operations were reclassified for comparative purposes to coincide with current year presentations.
Zila, Inc.
Douglas D. Burkett, Ph.D.
602-266-6700
The Investor Relations Group
Investor Relations:
Cecelia Heer / Michael Crawford
Media:
Bill Douglass
212-825-3210
Table follows

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three months ended January 31,		Six months ended January 31,
	2007	2006	2007	2006
Net revenues	$8,328	$1,641	$9,706	$3,341
Cost of products sold	3,425	806	4,264	1,458

Gross profit	4,903	835	5,442	1,883

Operating costs and expenses:
Marketing and selling	3,613	1,449	5,162	2,696
General and administrative	3,975	2,585	7,158	5,215
Research and development	1,818	1,607	3,352	3,287
Depreciation and amortization	700	356	1,093	685

	10,106	5,997	16,765	11,883

Loss from operations	(5,203)	(5,162)	(11,323)	(10,000)

Other income (expense):
Interest income	181	58	277	138
Interest expense	(791)	(11)	(5,602)	(19)
Derivative income	—	—	1,059	—
Other expense	7	(38)	(3)	(51)

	(603)	9	(4,269)	68

Loss from continuing operations before income taxes	(5,806)	(5,153)	(15,591)	(9,932)
Income tax expense (benefit)	(55)	—	3,810	(4)

Loss from continuing operations	(5,861)	(5,153)	(11,781)	(9,936)

Gain from disposal of operations	(116)	—	10,993	—
Income (loss) from discontinued operations	(174)	(2,093)	(1,745)	(2,311)
Income tax expense	—	—	(3,877)	—

Income (loss) from discontinued operations	(290)	(2,093)	5,372	(2,311)

Net loss	(6,150)	(7,246)	(6,409)	(12,247)
Preferred stock dividends	10	10	20	20

Net loss attributable to common shareholders	$(6,160)	$(7,256)	$(6,429)	$(12,267)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.11)	$(0.11)	$(0.23)	$(0.22)
Income (loss) from discontinued operations	(0.01)	(0.05)	0.10	(0.05)

Net loss	$(0.12)	$(0.16)	$(0.13)	$(0.27)

Weighted average shares outstanding	55,545	45,683	50,671	45,668

EBITDA (a)	(4,706)	(6,513)	585	(10,834)

(a)	EBITDA is defined as earning (loss) before net interest, taxes (income), depreciation and amortization.

EBITDA Reconciliation
(in thousands)

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006

EBITDA	$(4,706)	(6,513)	$585	(10,834)
Interest income	181	64	305	148
Interest expense	(791)	(58)	(5,854)	(110)
Depreciation and amortization	(780)	(739)	(1,378)	(1,448)
Income tax benefit (expense)	(55)	—	(67)	(4)

Net income (loss)	$(6,151)	(7,246)	$(6,409)	(12,248)

EBITDA is utilized by our management as a measure of the performance of our business. We define “EBITDA” as earnings (loss) before interest, taxes (income), depreciation and amortization. Other companies may define such financial measure differently. We utilize EBITDA because we consider it to be a meaningful measure of our ongoing operations that assists us in assessing our ability to fund our regulatory program and debt service and to finance the growth of our business. In addition, we also utilized EBITDA because we are required to monitor compliance with the covenants contained in our Secured Notes, some of which are based on EBITDA. We also believe that this non-GAAP financial measure is useful to provide stockholders and potential investor’s transparency with respect to supplemental information used by management in its financial and operational decision-making.
Although we use EBITDA as a financial measure to assess the performance of our business, we do not use it alone because it does not consider certain material costs, expenses and other items necessary to operate our business. These items include debt service costs and non-cash depreciation and amortization expense associated with long-lived assets. Because EBITDA does not consider these items, a stockholder, potential investor or other user of our financial information should not consider this non-GAAP financial measure as a substitute for net income (loss) as an indicator our financial performance in that net income (loss) provides a more complete measure of our performance.
Balance Sheet Data
Unaudited
(in thousands)

	January 31,	July 31,
	2007	2006
Current assets	$25,391	$22,970
Property — net	6,120	8,411
Intangibles — net	37,197	22,037
Other	1,437	2,946

Total assets	$70,145	$56,364

Current liabilities	$10,882	$29,824
Long-term liabilities	6,313	3,289
Shareholders equity	52,950	23,251

Total liabilities and equity	$70,145	$56,364